UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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MEDALLIA, INC.
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Medallia, Inc.
575 Market Street, Suite 1850
San Francisco, California 94105

October 7, 2021

AMENDMENT TO THE PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
MEDALLIA, INC.
TO BE HELD ON THURSDAY, OCTOBER 14, 2021

This amendment, dated October 7, 2021 (which we refer to as this “amendment”), amends and supplements the definitive proxy statement, dated September 14, 2021 (which we refer to as the “proxy statement”) filed by Medallia, Inc. (which we refer to as “Medallia”). The proxy statement relates to the solicitation of proxies by Medallia’s Board of Directors (which we refer to as the “Medallia Board”) for use at a special meeting of stockholders (which we refer to as the “special meeting”). The special meeting will be held on Thursday, October 14, 2021, at 8:00 a.m., Pacific Time, via a live interactive webcast on the internet at http://www.virtualshareholdermeeting.com/MDLA2021SM.

The purpose of this amendment is to provide supplemental information concerning the special meeting and the matters to be considered at the special meeting. Except as described in this amendment, the information provided in the proxy statement continues to apply. If information in this amendment differs from or updates information contained in the proxy statement, then the information in this amendment is more current and supersedes the different information contained in the proxy statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Terms used in this amendment that are not defined in this amendment have the meanings given to them in the proxy statement.

Supplemental Disclosures

The first paragraph under the caption “Summary—Litigation Relating to the Merger” is amended and restated by replacing it with the following:

Since the initial filing of Medallia’s preliminary proxy statement, 11 complaints have been filed against Medallia and the Medallia Board by purported Medallia stockholders in federal district courts in New York, California, Delaware and Pennsylvania. The complaints generally allege that Medallia’s preliminary and definitive proxy statements contained false or misleading statements regarding the merger in violation of Sections 14(a) and 20(a) of the Exchange Act. The actions seek, among other things, (1) to enjoin defendants from consummating the merger unless and until defendants disseminate revised disclosures; (2) to rescind the merger or recover damages in the event that the merger is completed; and (3) attorneys’ fees and costs.

The final paragraph under the caption “The Merger—Background of the Merger” is amended and restated by replacing it with the following:

On September 7, 2021, Medallia announced that the “go-shop” period expired on September 4, 2021, without any alternative acquisition proposals having been received. During the “go-shop” period, Morgan Stanley, BofA Securities and Wells Fargo Securities, on behalf of Medallia, actively solicited 38 parties (composed of 19 strategic acquirers and 19 financial acquirers) regarding their interest in pursuing an acquisition of Medallia. Medallia entered into confidentiality agreements with four of these parties. None of these confidentiality agreements included a “standstill” or a restriction on making acquisition proposals.

The second paragraph under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Summary of Financial Analyses” is amended and restated by replacing it with the following:

In performing the financial analyses summarized below and arriving at its opinion, Morgan Stanley utilized and relied upon (1) the management case and (2) the estimates set forth in an equity research analyst report, which was selected by Morgan Stanley, and reviewed, and approved for Morgan Stanley’s use, by Medallia management (which we refer to as the “street case”). Such equity research analyst was selected as a relatively close proxy for consensus estimates. The management case is more fully described below in the section of this proxy statement captioned “—Projected Financial Information.” In accordance with direction from the Medallia Board, Morgan Stanley utilized the street case and management case in its financial analyses described below. For purposes of its financial analyses described below, Morgan Stanley treated Medallia’s fiscal year projections, which end at the end of January for each fiscal year, as the prior calendar year projections. For example, fiscal year 2022 (ending January 2022) is treated as the equivalent of calendar year 2021 (ending December 2021). Except as otherwise noted, Morgan Stanley utilized in each of its analyses described below the number of outstanding shares of our common stock on a fully diluted basis, based on the following inputs as prepared by Medallia management as of July 22, 2021, and provided to Morgan Stanley for use on July 25, 2021, which included (A) 160.4 million shares of common stock outstanding, (B) 21.4 million Medallia options outstanding exercisable at an weighted-average exercise price of $6.07 per share, (C) 9.2 million Medallia RSUs and Medallia PSUs outstanding, and (D) $575 million of the Convertible Notes outstanding.

The first and second paragraphs under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Public Trading Comparables Analysis” are amended and restated by replacing them with the following:

Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for Medallia with comparable publicly available consensus equity analyst research estimates for companies, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies are referred to as the “comparable companies”). These companies were the following:

	CY 2021E AV/Revenue	CY 2022E AV/Revenue
Adobe Inc.	19.2x	16.7x
Anaplan, Inc.	15.7x	12.4x
Blackline, Inc.	17.9x	14.8x
Cisco Systems, Inc.	4.4x	4.3x
Coupa Software Inc.	28.1x	22.6x
Five9, Inc.	23.5x	19.9x
HubSpot Inc.	22.7x	17.8x
Qualtrics International Inc.	22.1x	18.2x
RingCentral, Inc.	17.9x	14.5x
Salesforce.com, Inc.	8.8x	7.3x
ServiceNow, Inc.	20.6x	16.4x
Splunk Inc.	10.4x	8.6x
Momentive Global Inc. (formerly known as SurveyMonkey)	7.5x	6.2x
Twilio Inc.	28.4x	21.7x
Workday, Inc.	12.4x	10.5x
Zendesk, Inc.	14.2x	11.3x
Zuora Inc.	6.5x	5.7x

Management Case	9.3x	7.6x
Street Case	9.4x	7.9x

For purposes of this analysis, Morgan Stanley analyzed the ratio of aggregate value to estimated revenue, which, for purposes of this analysis, (1) for Medallia, (a) was provided to Morgan Stanley, and approved for Morgan Stanley’s use, by Medallia management for calendar years 2021 and 2022 for the management case, and (b) was based on the estimates of a selected publicly available equity research analyst for calendar years 2021 and 2022 for the street case and approved for use by Morgan Stanley by the management of Medallia; and (2) for each of the comparable companies, was based on publicly available consensus equity analyst research estimates for comparison purposes. For purposes of its analyses, Morgan Stanley defined “aggregate value” as a company’s fully diluted equity value plus total debt, plus noncontrolling interest, plus preferred stock, less cash and cash equivalents. Such multiples are summarized in the table above.

The third paragraph (and related table) under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Discounted Equity Value Analysis” is amended and restated by replacing it with the following:

In each case, Morgan Stanley then added estimated future net cash (with such estimates provided by Medallia management for the management case, with such estimated future net cash being $553 million, and extrapolated for the street case (which extrapolations were reviewed and approved for Morgan Stanley’s use by Medallia management, with such extrapolated estimated future net cash being $477 million)) to Medallia’s future implied aggregate value to reach a future implied fully diluted equity value. In each case, Morgan Stanley then divided the future-implied fully diluted equity value by estimated fully diluted shares outstanding (with such estimates provided by Medallia management) to calculate a per-share price. Morgan Stanley then discounted the resulting implied future share price by two years to July 31, 2021, at a discount rate of 9.1 percent, which rate was selected based on Medallia’s estimated cost of equity (9.1 percent), which was arrived at upon the application of Morgan Stanley’s professional judgment and experience, taking into account macro-economic assumptions, estimates of risk, Medallia’s capital structure and other appropriate factors and by applying the capital asset pricing model, to calculate the discounted fully diluted equity value.

Based on Calendar Year 2023	Selected AV / Estimated Revenue Multiple Ranges	Implied Value Per Share of Medallia’s Common Stock ($)
Estimated Revenue
Street Case	8.0x – 15.0x	27.46 – 50.94
Management Case	8.0x – 15.0x	29.26 – 54.09

The second paragraph under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Discounted Cash Flow Analysis” is amended and restated by replacing it with the following:

Morgan Stanley first calculated the estimated unlevered free cash flow, which is defined as earnings (burdened by stock based compensation expense) before interest, taxes, depreciation and amortization, less (1) taxes, and (2) capital expenditures, including capitalized research and development, and plus or minus changes in net working capital. The management case included extrapolations through calendar year 2030 prepared by Morgan Stanley with the guidance of Medallia management (which extrapolations were reviewed and approved for Morgan Stanley’s use by Medallia management). The free cash flows and terminal values were discounted, using a midyear convention, to present values as of July 31, 2021, at a discount rate ranging from 7.7 percent to 9.6 percent, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience and taking into account macro-economic assumptions, estimates of risk, Medallia’s capital structure and other appropriate factors, to reflect an estimate of Medallia’s weighted average cost of capital (ranging from 7.7 percent to 9.6 percent) determined by the application of the capital asset pricing model.  Morgan Stanley utilized perpetual growth rates of 3.0 percent to 4.0 percent as part of its analyses, with such rates selected upon the application of Morgan Stanley’s professional judgment and experience and taking into account market expectations regarding long-term real growth rate of gross domestic product, inflation and other appropriate factors. The resulting aggregate value was then adjusted for net debt and further adjusted for the net present value of net operating losses.

The second paragraph under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Precedent Transactions Multiples Analysis” is amended and restated by replacing it with the following:

The following is a list of the selected software transactions reviewed, together with the applicable multiple for each such transaction:

Selected Software Transactions (Target/Acquiror)	Date Announced	AV / NTM Revenue Multiple
Strategic Acquirors
Adaptive Insights Inc. / Workday, Inc.	June 11, 2018	11.0x
AppDynamics Inc. / Cisco Systems, Inc.	January 24, 2017	13.7x
Auth0, Inc. / Okta, Inc.	March 3, 2021	~38.7x
AVG Technologies N.V. / Avast Holding B.V.	July 7, 2016	3.3x
Broadsoft, Inc. / Cisco Systems, Inc.	October 23, 2017	4.8x
Callidus Software Inc. / SAP America, Inc.	January 29, 2018	8.3x
Carbon Black, Inc. / VMware, Inc.	August 22, 2019	8.0x
Concur Technologies, Inc. / SAP America, Inc.	September 18, 2014	10.3x
Five9, Inc. / Zoom Technologies Inc.	July 18, 2021	25.7x
Fleetmatics Group Ltd. / Verizon Business International Holdings B.V.	August 1, 2016	6.6x
Lifelock, Inc. / Symantec Corporation	November 20, 2016	3.2x
Livongo Health, Inc. / Teladoc Health, Inc.	August 5, 2020	44.9x
Mulesoft, Inc. / Salesforce.com, Inc.	March 20, 2018	15.7x
Netsuite Inc. / Oracle Corporation	July 28, 2016	9.1x
Qualtrics International Inc. / SAP America, Inc.	November 11, 2018	16.5x
SendGrid, Inc. / Twilio Inc.(1)	October 15, 2018	15.7x
Slack Technologies, Inc. / Salesforce.com, Inc.	December 1, 2020	24.9x
Tableau Software Inc. / Salesforce.com, Inc.	June 10, 2019	11.0x
Financial Sponsor Acquirors
Apptio Inc. / Vista Equity Partners Management, LLC	November 11, 2018	7.0x
Barracuda Networks Inc. / Thoma Bravo LP	November 27, 2017	3.8x
Cambium Learning Group, Inc. / Veritas Capital Fund Management, L.L.C.	October 15, 2018	4.2x
Cloudera, Inc. / Clayton Dubilier & Rice, LLC; Kohlberg Kravis Roberts & Co. L.P.	June 1, 2021	5.3x
Cvent Inc. / Vista Equity Partners Management, LLC	April 18, 2016	6.4x
Ellie Mae Inc. / Thoma Bravo LP	February 12, 2019	6.8x
Forescout Technologies, Inc. / Advent International Corporation; Crosspoint Capital Partners	July 15, 2020	4.9x
Gigamon Inc. / Elliott Management Corporation	October 26, 2017	3.7x
Imperva Inc. / Thoma Bravo LP	October 10, 2018	4.7x
Infloblox Inc. / Vista Equity Partners Management, LLC	September 19, 2016	3.6x
Informatica Corporation / Permira Advisers LLC	April 7, 2015	4.1x
Instructure Inc. / Thoma Bravo LP	December 4, 2019	6.6x
LogMeIn, Inc. / Francisco Partners; Evergreen Coast Capital Corp.	December 17, 2019	3.4x
Marketo, Inc. / Vista Equity Partners Management, LLC	May 31, 2016	5.9x
MINDBODY, Inc. / Vista Equity Partners Management, LLC	December 24, 2018	6.8x
Pluralsight, Inc. / Vista Equity Partners Management, LLC	December 13, 2020	7.8x
Proofpoint, Inc. / Thoma Bravo LP	April 26, 2021	9.3x
QAD Inc. / Thoma Bravo LP	June 28, 2021	5.3x
RealPage, Inc. / Thoma Bravo LP	December 21, 2020	8.2x
SolarWinds Corporation / Silver Lake Group, LLC; Thoma Bravo LLC	October 21, 2015	7.8x
Sophos Ltd. / Thoma Bravo LP	October 14, 2019	5.1x
Talend S.A. / Thoma Bravo LP	March 10, 2021	7.3x
Ultimate Software / Hellman & Friedman LLC	February 4, 2019	8.2x
_____________
(1) Transaction multiple as of closing date.

The first paragraph under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Other Information—Illustrative Precedent Transaction Premiums” is amended and restated by replacing it with the following:

Morgan Stanley performed an illustrative precedent transaction premiums analysis by reviewing software company transactions larger than $1 billion in aggregate value since 2014. For these transactions, Morgan Stanley noted the distributions of the following financial statistics, where available: (1) the implied premium to the acquired company’s closing share price on the last trading day prior to announcement (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news); and (2) the implied premium to the acquired company’s 52-week high closing share price prior to announcement. Morgan Stanley noted in its analysis the median unaffected spot premia of 29 percent and the median unaffected 52-week high premia of six percent.

The first paragraph under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Other Information—Equity Research Analysts’ Future Price Targets” is amended and restated by replacing it with the following:

Morgan Stanley noted certain future public market trading price targets for our common stock prepared and published by 12 equity research analysts prior to July 23, 2021 (the last full trading day prior to the meeting of the Medallia Board to approve and adopt the merger agreement), which are publicly available. These targets reflected each analyst’s estimate of the future public market trading price of our common stock. The 25th to 75th percentile range of undiscounted analyst price targets for our common stock was $40.00 to $44.00 per share as of June 1, 2021 to July 15, 2021, with a median of $42.00 per share. In addition, the mean undiscounted analyst price targets for our common stock was $42.45 per share, the high undiscounted price target for our common stock was $52.00 per share and the low undiscounted analyst price target for our common stock was $34.00 per share.  Morgan Stanley discounted the range of analyst price targets per share for our common stock by one year at a rate of 9.1 percent, which discount rate was selected by Morgan Stanley, upon the application of its professional judgment and experience, and determined in the manner described above under the heading “Discounted Equity Value Analysis,” to reflect Medallia’s cost of equity (9.1 percent). This analysis indicated an implied range of fully diluted equity values for our common stock of $36.67 to $40.34, with a median of $39.00 per share, as discounted by one year based on the 25th to 75th percentile undiscounted analyst price targets, as of July 23, 2021 (the last full trading day prior to the meeting of the Medallia Board to approve and adopt the merger agreement).

The table at the end of the section captioned “The Merger—Projected Financial Information” is amended and restated by replacing it with the following:

The following table summarizes the Projected Financial Information. It also summarizes the extrapolations of the management case through calendar year 2030 prepared by Morgan Stanley with the guidance of Medallia management (which extrapolations were reviewed and approved for Morgan Stanley’s use by Medallia management).

					Extrapolations
	Fiscal year ended January 31,
(dollars in millions)(1)	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	$578	$708	$876	$1,074	$1,310	$1,591	$1,926	$2,311	$2,750	$3,245
Cost of Goods Sold	(186)	(214)	(250)	(292)
Gross Profit	392	494	626	782
Non-GAAP Operating Expenses(2)	(412)	(444)	(507)	(560)
Non-GAAP EBIT(3)	(20)	50	119	222	291	378	488	621	782	973
Additional Cash Adjustments(4)(5)	(18)	(7)	(4)	(5)	(6)	(6)	(7)	(8)	(8)	(9)
Depreciation	24	31	34	37	45	55	67	80	96	114
Stock-based Compensation Expense	(125)	(141)	(162)	(187)	(206)	(223)	(250)	(277)	(302)	(324)
EBITDA(5) (6)	(139)	(68)	(14)	66	124	204	297	417	567	754
Taxes(5)	—	—	—	(9)	(21)	(39)	(59)	(86)	(120)	(162)
Change in Net Working Capital	(8)	(19)	(8)	(36)	(12)	(6)	3	12	13	15
Capital Expenditures	(34)	(37)	(52)	(54)	(59)	(64)	(77)	(92)	(96)	(114)
Unlevered free cash flow(5)(7)	(180)	(124)	(74)	(32)	32	96	164	250	364	493
_______________________
(1)	Totals may not foot due to rounding. Cost of goods sold, gross profit and non-GAAP operating expenses were not extrapolated from fiscal year 2026E to fiscal year 2031E.
(2)	Non-GAAP operating expenses include non-GAAP sales and marketing, research and development, and general and administrative expenses.
(3)
Non-GAAP EBIT is defined as Medallia’s GAAP loss from operations plus stock-based compensation, employer payroll tax expense related to stock-based compensation, amortization of acquired intangible assets, acquisition-related costs, option acceleration payments, and restructuring and other expenses.

(4)	Additional cash adjustments include cash expenses for acquisitions and corporate development, employee RSU taxes and option payment expenses.
(5)	Not provided to Parent.
(6)
EBITDA is defined as Medallia’s non-GAAP EBIT less cash expenses for acquisitions and corporate development, employee RSU taxes and option payment expenses, plus depreciation, and less stock based compensation expenses.

(7)
Unlevered free cash flow is defined as Medallia’s EBITDA less taxes (at estimated marginal tax rate) less capital expenditures including capitalized R&D, plus or minus changes in net working capital and other adjustments.

The first paragraph under the caption “The Merger—Litigation Relating to the Merger” is amended and restated by replacing it with the following:

Since the filing of Medallia’s preliminary proxy statement, 11 complaints have been filed against Medallia and the Medallia Board by purported Medallia stockholders in federal district courts in New York, California, Delaware and Pennsylvania: (1) O’Dell v. Medallia, Inc., et al., Case No. 1:21-cv-07475 (filed September 7, 2021) (S.D.N.Y.); (2) Russo v. Medallia, Inc., et al., Case No. 1:21-cv-07681 (filed September 14, 2021) (S.D.N.Y.); (3) Magen v. Medallia, Inc., et al., Case No. 1:21-cv-07709 (filed September 15, 2021) (S.D.N.Y.); (4) Wolff v. Medallia, Inc., et al., Case No. 1:21-cv-07848 (filed September 20, 2021) (S.D.N.Y.); (5) Bushansky v. Medallia, Inc., et al., Case No. 3:21-cv-07336 (filed September 21, 2021) (N.D. Cal.); (6) Reinhardt v. Medallia, Inc., et al., Case No. 1:21-cv-01341 (filed September 22, 2021) (D. Del.); (7) Dubois v. Medallia, Inc., et al., Case No. 1:21-cv-05284 (filed September 23, 2021) (E.D.N.Y.); (8) Ciccotelli v. Medallia, Inc., et al., Case No. 2:21-cv-04201 (filed September 23, 2021) (E.D. Pa.); (9) Dolan v. Medallia, Inc., et al., Case No. 1:21-cv-07995 (filed September 25, 2021) (S.D.N.Y.); (10) Karp v. Medallia, Inc., et al., Case No. 3:21-cv-07510 (filed September 27, 2021) (N.D. Cal.); and (11) Finger v. Medallia, Inc., et al., Case No. 1:21-cv-01395 (filed September 29, 2021) (D. Del.). The complaints generally allege that Medallia’s preliminary and definitive proxy statements contained false or misleading statements regarding the merger in violation of Sections 14(a) and 20(a) of the Exchange Act. The actions seek, among other things, (1) to enjoin defendants from consummating the merger unless and until defendants disseminate revised disclosures; (2) to rescind the merger or recover damages in the event that the merger is completed; and (3) attorneys’ fees and costs.

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If you have any questions concerning the special meeting, the proxy statement or this amendment, would like additional copies of the proxy statement or this amendment, or need help submitting your proxy or voting your shares of common stock, please contact our proxy solicitor:

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